     Exhibit 99.1

 Expedia, Inc. Announces Pricing of
Senior Unsecured Notes Offering

     BELLEVUE, Wash. — June 19, 2008 — Expedia, Inc. (NASDAQ: EXPE) announced today that it has agreed to sell $400 million of 8.50% senior unsecured notes due 2016 (the “Notes”). The Notes will be guaranteed by certain subsidiaries of Expedia, Inc. The offering of the Notes is expected to close on June 24, 2008. Expedia, Inc. plans to use the net proceeds of the offering to repay borrowings of $330 million currently outstanding under its credit facility and for general corporate purposes.

     The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available. This notice is issued pursuant to Rule 135c of the Securities Act, and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

     This press release contains forward-looking statements regarding the future performance of Expedia, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Expedia, Inc’ s ability to consummate the offering of the Notes. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Expedia, Inc. are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. Expedia, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

June 19, 2008	Contacts:	Investor Relations	Communications
		(425) 679-3555	(425) 679-4317
		ir@expedia.com	press@expedia.com
© 2008 Expedia, Inc. All rights reserved. CST 2029030-40.